                           STATEMENT OF UNDERSTANDING
                        REGARDING PET FOOD JOINT VENTURE

            1. Parties. The parties to this Agreement are The Andersons, 1200 Dussel Drive, Maumee, Ohio 43537, a limited partnership organized under the laws of the State of Ohio, and Hubbard Milling Company, P.O. Box 8500, 424 N. Front Street, Mankato, Minnesota 56001, a Minnesota corporation. The Andersons will be referred to as "Andersons" when individual reference is made. Hubbard Milling Company will be referred to as "Hubbard" when individual reference is made.

            2. Supplements. This document summarizes the result of months of discussions between the parties. The parties anticipate that this Agreement may be modified and supplemented in the future. Such changes and additions will be in writing and will be prepared and executed as supplements to this Statement of Understanding.

            3. Representations. Each party to this Agreement represents and warrants to the other that it is completely authorized to enter into this Agreement. Andersons and Hubbard will at all times provide the other with all information relevant to the venture contemplated hereby. Each party to this Agreement also represents and warrants to the other that there are no suits or proceedings pending or threatened against it, other than litigation that is immaterial to the respective parties and the Venture.

            4. Businesses of Andersons and Hubbard. Andersons is an agribusiness with, among other things, terminal and country grain elevators, agricultural and lawn fertilizer plants, retail stores, cob plants and a feed mill. Its main facility is located along Illinois Avenue in Maumee, Ohio. Hubbard is an agribusiness with, among other things, flour mills, food production and marketing concerns, and feed and pet food plants at various locations in the midwest.

            5. Formation of Joint Venture; Purpose; Other Activities. Hubbard and Andersons hereby agree to form a joint venture (the "Venture") for the purpose of engaging in the manufacturing, marketing and production of pet foods at a feed mill (the "Feed Mill") owned by Andersons and located along Illinois Avenue, Maumee, Ohio. Additional products and activities may be added as may be agreed from time to time between Andersons and Hubbard. It is recognized that both Andersons and Hubbard have separate businesses which are intended to co-exist with the Venture. Some of these separate businesses have and will compete with the activity of the Venture. Said competitive activities are hereby approved so long as there is no deliberate intent to diminish the profitability of the Venture.

            6. Andersons' Purchase of Additional Equipment. The Feed Mill is owned by Andersons and needs certain improvements. Andersons will, at its sole expense, make the repairs and install the additional equipment and improvements specifically listed in Schedule A attached hereto and made a part hereof, even if the cost thereof exceeds the estimates contained in Schedule A. Such repairs and additions will be the property of Andersons. Other acquisitions of equipment by or for the use of the Venture shall be made in accordance with paragraph 14.

            7. Purchase of Feed Mill Warehouse. A new warehouse is needed by the Venture. The parties agree to share equally in the cost of constructing, equipping and maintaining a warehouse of approximately 20,000 square feet to be located on Andersons' property in close proximity to the Feed Mill. Said warehouse building shall be owned by Andersons and Hubbard as tenants in common and shall be available to the Venture for its operations.

            8. Production of Certain Products for Hubbard and Andersons. Hubbard agrees that, while this Agreement remains in effect, it will use its best efforts to produce orders from customers for at least 8,350 tons of pet food for production at the Feed Mill, so long as such pet food can be produced most economically at the Feed Mill. Similarly, Andersons agrees that, while this Agreement remains in effect, it will use its best efforts to have all of its production requirements for pet food produced by the Venture and to purchase such pet food from the Venture; provided, however, that nothing in this Agreement shall prohibit Andersons from selling competing pet food products in its retail stores. When the additional equipment purchases contemplated by paragraph 6 hereof have been made, the Feed Mill will have a total operating capacity for pet food of approximately 30,000 tons per year. Hubbard agrees to use its best efforts to cause to be produced and sold total pet food tonnage in quantities sufficient to utilize the Feed Mill's stated capacity and to make the Venture mutually profitable.

            9. Trademarks, Etc. The Venture will operate under the name(s), trademark(s), patent(s), copyright(s), license(s) and other registrations presently being used by the parties, or such names, trademarks, patents, copyrights, licenses and other registrations as may be agreed and acquired from time to time. Each party agrees to comply with all applicable laws, rules and regulations and to indemnify and hold the other harmless from its breach hereof. Each party further agrees to protect the other's trademarks, patents, copyrights, licenses and other registrations from the misuse thereof. Neither party shall have the right to use any trademark, patent, copyright, license or other registration the Venture acquires or uses or any name the Venture chooses to operate under in connection with any other business or other enterprise without the express written consent of the other party, however, regardless of whether the Venture is or is not in business.

            10. Mailing Address. The mailing address for the Venture will be:
The Andersons, P.O. Box 119, Maumee, Ohio 43537, Attention: Bob Buenning.

            11. Services; Employees.

            (a) Subject to the authority of the Management Committee, and subject to the provisions of this Agreement regarding reimbursement of expenses, Hubbard agrees to provide the following services to the Venture, with the nature and extent of such services to be determined in Hubbard's discretion (in light of, among other things, the scope and activities of the Venture): research and product development; customer account development; advertising, promotional literature and general merchandising; receiving orders and billing customers; routine accounting services (not including preparation of annual financial statements); collection of accounts receivable; consulting services regarding technical, marketing, quality control and production aspects of the Venture's business, including a full-time, on-site Quality Assurance Manager (the "Quality Assurance Manager"). Subject to the provisions of this Agreement regarding reimbursement of expenses, Andersons agrees to provide the following services to the Venture: the use of the Feed Mill; the use of all equipment owned by Andersons necessary for the production of pet food; the use of Andersons' employees engaged in the production of pet food and of other employees engaged in support and management services relating to Andersons' pet food operation. All quality assurance work, including but not limited to, all laboratory work, sampling, systems, inventory control, and records maintenance shall be the responsibility of Hubbard and shall be in conformity with standards established or approved by the Management Committee.

            (b) The parties acknowledge and agree that any Andersons' employees who perform services for the Venture shall remain employees of Andersons, and Andersons shall remain solely responsible for establishing the terms and conditions of their employment, including hiring, discipline and discharge. Neither Hubbard nor any of its employees (including, without limitation, the Quality Assurance Manager), shall have any responsibility for the development or approval of personnel policies with respect to Andersons' employees performing services for the Venture. Andersons and Hubbard remain solely liable for the payment of compensation or any employment benefits to their respective employees and for the payment of any taxes, charges or assessments payable with respect to their respective employees, including without limitation any such payments made to governmental agencies or bodies. Neither the Venture nor Hubbard shall be considered a successor employer of Andersons' employees, and neither the Venture nor Andersons shall be considered a successor employer of Hubbard's employees.

            12. Quality Assurance Manager. The Quality Assurance Manager shall, in general, be available to Andersons at the Feed Mill for consultation in connection with Andersons' production of pet food for the Venture. In particular, the Quality Assurance Manager will be responsible for approving utilization of the time of Andersons' employees in the Venture and for consulting with Andersons regarding the technical aspects of the production of pet food by the Venture, especially with respect to the operation and utilization of equipment and to the quality of and ingredients for such pet food. The Quality Assurance Manager shall be an employee of Hubbard and a consultant to Andersons.

            13. Profits and Losses; Distributions. Each of Hubbard and Andersons shall, as a member of the Venture, have a fifty percent (50%) interest in and to the Venture. The net profits or net losses of the Venture shall be credited or charged, as the case may be, equally to each of them. If Andersons or Hubbard shall pay any expense properly allocable or chargeable to the Venture and shall not be reimbursed by the Venture, said unreimbursed expense shall be shared by the other party in the same proportion as profits and losses are shared. The earnings and profits of the Venture for the purpose of determining the share therein of each of Hubbard and Andersons shall be determined in accordance with generally accepted accounting principles. A separate income account shall be maintained for each of Hubbard and Andersons to which shall be credited or debited, as the case may be, their respective shares of the net profits or net losses of the Venture. Net profits and net losses shall be credited or debited, as the case may be, to the separate income accounts of Hubbard and Andersons as soon as practicable after the end of each month during the term of the Venture. Cash distributions to Hubbard and Andersons will be made in the discretion of the Management Committee referred to in paragraph 15.

            14. Additional Capital Expenditures; Working Capital.

            (a) Except as otherwise provided in this Agreement for equipment described in Schedules A and B hereto, the cost of all capital expenditures for equipment used in the business of the Venture shall be shared equally by Hubbard and Andersons. All capital expenditures for such equipment shall be approved by the Management Committee, except that the Quality Assurance Manager and Andersons' Feed Mill Production Manager may jointly authorize capital expenditures for equipment used by the Venture costing not more than $1,000 (or $10,000 with the prior joint approval of Hubbard's Pet Food General Manager and Andersons' Management Committee Representative with respect to each purchase. The Management Committee shall, for the purposes of this Agreement, determine which expenditures are "capital" expenditures. All equipment so acquired shall be owned by Andersons and Hubbard as tenants in common and shall be available to the Venture for its operations.

            (b) The cost of all capital expenditures for repairs or improvements to the Feed Mill and the Feed Mill warehouse shall be shared by Hubbard and Andersons in such manner as the Management Committee shall determine. All such expenditures shall be approved by the Management Committee.

            (c) Any advances to the Venture for working capital approved by the Management Committee shall be shared equally by Hubbard and Andersons.

            15. Management Committee. Policy and management decisions shall be made by a committee (the "Management Committee") consisting of one representative of each of Hubbard and Andersons. Each party will designate a representative who will serve on the Management Committee and one alternate who shall act in the absence of such representative. Until further notice, these representatives will be Jon Klotz with Bob Buenning as alternate, for Andersons, and Richard P. Confer with Paul R. Holzheuter as alternate, for Hubbard. Each party may, by written notice to the other, designate a substitute representative or alternate.

            16. Allocations of Expenses.

            (a) Except as otherwise specifically provided in this Agreement, Hubbard and Andersons shall be reimbursed by the Venture for expenses incurred only as approved by the Management Committee.

            (b) As to the specific items set forth in Schedules B and C attached hereto and incorporated herein, allocations will be made to the Venture consistent with the terms in said Schedules.

            (c) The Quality Assurance Manager and Andersons' Feed Mill Production Manager shall have joint authority to approve all routine, recurring expenses charged to the Venture.

            (d) Notwithstanding any other provision of this Agreement, Hubbard and Andersons agree that if Andersons discontinues or curtails its livestock feed operation in the Feed Mill, the allocation of expenses provided for herein shall not be affected, which shall mean, without limiting the generality of the foregoing, that any inefficiencies in operation of the Feed Mill resulting from such action shall not increase the expenses allocated to the Venture; provided, however, that after any such discontinuation or curtailment, allocations of expenses to the Venture otherwise based upon the relative tonnage produced by said livestock feed operation and the Venture shall be made in such manner as the Management Committee shall determine, but in no event shall more than 50% of the total of such expenses be allocated to the Venture.

            17. Purchase of Inventories, Etc. The parties contemplate that from time to time the Venture will acquire from Hubbard or Andersons inventories and supplies. These acquisitions may be at original cost, market, or some other valuation, whichever is deemed appropriate in the particular circumstances. The goal will be to follow consistent practices without giving any special advantage to the Venture, to Andersons, or to Hubbard. Affiliates of Andersons and Hubbard will be dealt with as if they were the equivalent of Andersons and Hubbard. Recognizing that the definition of cost is frequently complex, the general goal will be to achieve total actual cost without the inclusion of arbitrary markup. Until further agreement of the parties, the charge to the Venture for ingredient costs during any calendar month shall be the market price of such ingredient, F.O.B. Maumee, on the Wednesday of the previous month that falls between the 18th and 24th of that month. Such ingredient costs shall be adjusted for a 5% shrinkage factor. Bags shall be actual cost, F.0.B. Maumee, adjusted for a 1% shrinkage factor. Andersons shall be reimbursed weekly for ingredient costs based upon the amount shipped. Any raw materials and inventory will be the property of Andersons until shipped by the Venture.

            18. Reputations of Parties. Andersons and Hubbard both cherish their reputations in the world at large and internally. The Venture will use every reasonable means to respect and enhance those reputations.

            19. Tax Status; Accounting; Bank Account. The Venture will function as a partnership for tax purposes. Its fiscal and tax year will be the calendar year or such other year as shall be approved by the Management Committee. Such certified public accountant as is selected by the Management Committee will be asked to prepare an annual certified audit and do such other work for the Venture as may be agreed upon from time to time. Hubbard shall be responsible for maintaining books of account of the

Venture and shall prepare and distribute monthly unaudited operating statements. Hubbard shall maintain a separate bank account into which all funds of the Venture shall be deposited and Hubbard shall be responsible for making disbursements of such funds for expenses of the Venture.

            20. Indemnification. Neither Hubbard nor Andersons shall, by virtue of this Agreement, be deemed to have assumed any personal liability of any kind or nature whatsoever arising with respect to activities or products of the other not undertaken as part of the Venture; provided, however, that neither the other party to this Agreement nor the Venture shall be liable for workers' compensation or employment-related damages or action relating to the employees of either party to this Agreement. The Venture, or one or both of the parties to this Agreement, will obtain and maintain such insurance coverage as the Management Committee shall determine is adequate in connection with the activities of the Venture.

            21. Composition of Andersons. Hubbard understands that from time to time the composition of Andersons changes. For purposes of this Agreement, such succeeding partnerships operating as The Andersons shall be deemed to be the same entity as the one executing this Agreement, provided that the net worth of such succeeding partnerships is not materially less than the net worth of the entity executing this Agreement.

            22. Trade Secrets, Etc. Trade secrets, customer lists, and other similar knowledge coming into the hands of Andersons and Hubbard as a result of the Venture may be used by the Venture. However, both Andersons and Hubbard agree that no other advantage will be taken from said knowledge, nor will the same be used by either Andersons or Hubbard in their separate business activities at any time except by specific written agreement of the parties.

            23. Governing Law. This Agreement shall be interpreted in accordance with the laws of the State of Ohio and, to the extent applicable, by the Uniform Partnership Act as adopted from time to time by the State of Ohio.

            24. Andersons' Livestock Feed Operation. The parties recognize that Andersons has been producing and selling certain livestock feed from the Feed Mill. Andersons may continue to manufacture and sell livestock feed from the Feed Mill (now anticipated to be approximately 36,000 tons per year) and the parties agree to cooperate in the scheduling so that the production of pet foods and livestock feed is beneficial to the Venture and to Andersons, respectively.

            25. Purchase Option for Hubbard. Andersons hereby grants to Hubbard the exclusive right and option to purchase the property described in Exhibit 1 attached hereto and made a part hereof on the terms and conditions set forth in said Exhibit 1. Andersons covenants and warrants to Hubbard that it is, or at the time of closing will be, the fee owner of and have good and marketable title to all real property described in Exhibit 1, and have good title to all personal property described in Exhibit 1. Andersons will, at the request of Hubbard, execute a memorandum of the terms of this option, excluding the price, if possible, which memorandum shall be in recordable form and shall, at Hubbard's option, be placed of record; provided, however, that if Hubbard requests that the memorandum be recorded, Hubbard shall bear the expense of any property survey required for obtaining a legal description of the property covered by Hubbard's option. Hubbard agrees to release said memorandum of record upon the termination of the Venture.

            26. Assignment; Successors and Assigns. Andersons is given the specific right to transfer or assign its interest in the realty and equipment in the Feed Mill to another entity provided that: Andersons does not assign its responsibilities under this Agreement without the express written consent of Hubbard; Hubbard is reasonably satisfied with the financial stability of the transferee; and such transferee specifically agrees to be bound by the terms of this Agreement. Each and every provision in this Agreement shall survive such transfer or assignment and remain in full force and effect. This Agreement shall inure to the benefit of the parties hereto, their successors and assigns. Except as otherwise provided in this paragraph 26, neither party may make any assignment of its rights or obligations hereunder without the written consent of the other party.

            27. Other Instruments, Etc. The parties agree that they will perform all other acts and execute and deliver all of the documents as may be necessary or appropriate to carry out the intent and purposes of this Agreement. The parties recognize that many issues will have to be resolved after the date of this Agreement. The parties will use maximum diligence to voluntarily and appropriately resolve all future concerns of this kind.

            28. Arbitration. It is agreed nevertheless that all unresolved disputes or controversies arising out of or in relation to this Agreement shall be determined and settled by arbitration at a mutually convenient location in accordance with the Commercial Rules of the American Arbitration Association in effect at the time of said controversy, and judgment upon any award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction. The arbitrator(s) may decide all collateral issues such as whether this paragraph 28 is applicable. The expenses of the arbitration shall be borne by the Venture, provided that each of Andersons and Hubbard shall pay for and bear the costs of its own experts, evidence, and legal counsel. Whenever any action is required to be taken under this Agreement within a specified period of time and the taking of such action is materially affected by a matter submitted to arbitration, such period shall automatically be extended for the number of days plus ten that are taken for the determination of that matter by the arbitrator(s).

            29. Termination. This Agreement and the Venture shall terminate as follows:

            (a) by the mutual written consent of Hubbard and Andersons;

            (b) at the option of Hubbard or Andersons as of the end of any calendar year commencing after December 31, 1985, by such party giving written notice of such termination to the other no later than July 1 of such year; and

            (c) as of the date, if any, on which there occurs a closing of a purchase of assets by Hubbard pursuant to the exercise of the option granted under paragraph 25 of this Agreement.

Unless this Agreement and the Venture are terminated as indicated above or otherwise by operation of law, this Agreement and the Venture shall continue indefinitely through succeeding calendar years. Nothing contained in this paragraph shall affect or impair any rights or obligations arising prior to or at the time of the termination of this Agreement, or which may arise by an event causing the termination of this Agreement and the Venture.

            30. Liquidation and Dissolution. Upon termination of the Venture, Hubbard and Andersons shall proceed to wind up and liquidate the affairs and assets of the Venture. The proceeds of such liquidation shall be applied and distributed in the following order of priority:

            (i) to the payment of debts and liabilities of the Venture and expenses of liquidation;

            (ii) to the setting up of any reserves which the Management Committee shall deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Venture arising out of or in connection with the Venture; said reserves shall be paid over by Hubbard and Andersons to a mutually designated party, as escrow agent, to be held for the purpose of disbursing such reserves in payment of any of the aforementioned contingencies; at the expiration of such period of time as Hubbard and Andersons shall deem mutually advisable, said escrow agent shall distribute the balance thereof remaining in the manner set forth in subparagraph (iii) hereof; and

            (iii) any balance remaining after the application of subparagraphs
      (i) and (ii), equally to Hubbard and Andersons.

            31. Purchase of Hubbard's Assets by Andersons. If termination and dissolution of the Venture occurs other than as a result of Hubbard's exercise of its purchase option, Andersons shall, within 90 days of such termination, purchase from Hubbard:

            (a) Hubbard's interest in the feed mill warehouse built pursuant to paragraph 7 hereof, at a purchase price equal to the book value (original cost less depreciation) of Hubbard's interest in such warehouse; and

            (b) Hubbard's interest in any equipment purchased by Hubbard and Andersons pursuant to paragraph 14 hereof, at a purchase price equal to the book value (original cost less depreciation) of Hubbard's interest in such equipment.

The purchase price calculated as set forth above shall be paid to Hubbard in the form of a bank cashier's check. Upon payment of such amount, Hubbard shall deliver to Andersons such instruments of transfer as shall be reasonably requested by Andersons.

            32. Notices. Any notice given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if personally served or if by mail by depositing a copy thereof in a registered or certified envelope, postage prepaid, addressed to the other party at its address hereinabove set forth or at such other address as the other party shall have theretofore designated. The date of giving such notice shall be the date received, if served personally, or the date on which the envelope is delivered to the other party as indicated by the return receipt.

            33. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which taken together shall be one document.

            IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate copy as of the 1st day of June, 1984. The effective date of the Venture shall be June 1, 1984.

                                       THE ANDERSONS

                                       By /s/ Richard R. Anderson
                                          --------------------------------------
                                                    General Partner



                                       HUBBARD MILLING COMPANY

                                       By /s/ [ILLEGIBLE]
                                          --------------------------------------
                                          Its President Acting in Behalf
                                          of Its Board of Directors and
                                          Within the Authority of Its
                                          Articles of Incorporation

                                   SCHEDULE A

Improvements to be provided by The Andersons:

      1. Install a flavor system to allow for additional liquid and dry coatings on dog food and cat food.

            - Estimate of Maximum Requirement: $120,000

      2. Modify and/or install additional screening and grinding equipment just prior to pet food extrusion.

            - Estimate of Maximum Requirement: $40,000

      3. Install additional conveyance equipment in the pet food packaging area to allow for simultaneous production of two different products.

            - Estimate of Maximum Requirement: $36,000

      4. Modification and renovation of existing pet food warehouse to reduce risk of product contamination.

            - Estimate of Maximum Requirement: $30,000

      5.    Purchase Technicon Product Analyzer.

            - Estimate of Maximum Requirement: $36,000

      6. Install additional stretch wrap equipment for small size packing line.

            - Estimate of Maximum Requirement: $7,000

      7. Modify liquid storage tanks to allow for use of poultry fat in addition to animal fat presently being used.

            - Estimate of Maximum Requirement: $1,000

                                   SCHEDULE B

                           ANDERSONS - HUBBARD VENTURE
                            ALLOCATIONS TO PRODUCTION

1.    Gas

      A. 100% of the 2" gas line feeding the pet food drier will be charged to the joint venture.

      B. 73% of the 3" gas line that feeds both pet food and feed will be charged to the joint venture.

      C. On the 3" line there will be a maximum charge per ton of $3.40 plus any percent increase in fuel cost with the base cost of $5.54/MCF, which is the current cost of gas to the Andersons. This was based on usage over the calendar year 1983 and the tons for the same time period. We used standard cost at other feed mills to cross check the Feed and Pet Food allocations.

2.    Electric

      A. 50% of the electric cost will be charged to the venture for the pet food production: 50% to The Andersons for its livestock production.

      B. B. A maximum charge per ton to the venture of $2.88 plus any percent increase in electric cost with a base cost of $.0643 per KWH. Again, this was based on standard cost at other feed mills to cross check the Feed and Pet Food allocations.

3.    Water and Sewer

A. 85% of the water and sewer cost will be charged to the joint venture. Pet Food is by far the major user of the water and sewer.

4.    Management

      A. 30% of Andersons' Feed Division Production Manager wages will be charged to the joint venture.

      B. 100% of Hubbard's on site Q.A. Manager will be charged to the joint venture.

5.    Equipment Repair Costs

      A. All repair expenses related to materials for pet food equipment solely, will be charged 100% to the venture. Examples would be extruder repairs and pet food packaging equipment repairs.

      B. All repair materials for equipment common to both operations (Livestock Feed and Pet Food) will be charged on an allocated percentage basis determined from tonnage produced in each of the two areas. Examples would be receiving repairs and repairs to boilers and air compressors. (*)

6.    Building and Grounds Maintenance and Repair

      A. Repair and maintenance service to the building and to the related property will be charged directly to the area of operation, if possible. For example, repairs to the overhead door in the livestock warehouse will be charged 100% to The Andersons. A door repair in the pet food warehouse would be charged 100% to the venture.

      B. Building maintenance and services that are not specifically related to either department will be charged to the venture on an allocated percentage basis determined from the tonnage produced in each area. Snow removal expenses for plowing the parking lot, trash removal charges and plant rodent control services would fall into this category. (*)

7. Real and Personal Property Tax - Personal Property Taxes charged to the venture will be calculated as follows:

      A. Tax on finished pet food only: viz. at an average inventory tons of 700 ton and an average cost per ton of $225.

      B.    Average Cost x Average Ton x 34% x Tax Rate =Annual Tax
            viz., $225   x      700    x 34% x .05885   = $3,151

            This  calculation was arrived at through telecon with Neil Rupp.

            C. Real Estate Taxes for 1983 were $11,380 per Anderson computer report #402 dated January 19, 1984.

8.    Labor Cost/Ton - Labor costs for mixing, receiving and maintenance.

      A.    Mixing and receiving - Costs/ton was calculated as follows:

 *  In no event shall the Venture be charged with more than 50% of such costs.

            Average Ton/Day = 24,000 Annual Tonnage / 252 Days = 95 Tons

            Average Ton/Hour = 15 Ton

            Wage Rate $11.00

                  95 Ton / 15 Ton = $6.35 Hour/Day x $11 = $69.85

                  $69.85 x 252 Days = $17,602/Year

                  $17,602 / 2,400 Ton = $0.73

      B. Maintenance - Costs to the venture will be charged by actual hours spent on maintenance determined from the work order at an hourly labor rate.

9.    Toledo Scale Computer

      A. All maintenance contract agreements for servicing and maintaining the Toledo Scale Computer and related hardware will be excluded from venture expenses.

      B. All equipment in the batching room of the feed mill would normally be covered by maintenance contract not charged to the venture.

      C. Substitution of computerized batching equipment at some point in the future will be at the expense of The Andersons. (*)

10. The parties agree to prepare a budget for the venture each year and to prepare an annual management letter which will define general and administrative charges to be made to the venture.

 * Replacement equipment shall have equal or greater capacity than present equipment.

                                                                      SCHEDULE C

April 24, 1984   COST PROJECTIONS FOR HUBBARD - ANDERSON PET FOOD JOINT VENTURE
                 for first 12 months of operations
                 ---------------------------------

              GENERAL AND ADMINISTRATIVE
              --------------------------

A. ANDERSON G & A COSTS - NON-PLANT

   3000    DATA PROCESSING        CHARGE FOR COMPUTER TO KEEP TRACK OF MANUFACTURING EXPENSES.
   1000    TELEPHONE              MAIN OFFICE LONG DISTANCE CALLS.
   4000    SAFETY & SECURITY      FIRE ALARMS & SPRINKLER SYSTEM CHECKS AT THE PLANT, ETC.
   1000    MAIL SERVICE           TO HANDLE INCOMING, OUTGOING, AND INTER-OFFICE MAIL.
   3000    PAYROLL COSTS          BIWEEKLY CHECK PREPARATION AND WITHHOLDING FILINGS FOR PLANT EMPLOYEES.
   4000    GENERAL ACCOUNTING     COST ACCOUNTING BY DEPARTMENT AT PLANT. FEED CHARGED $27,000 IN TOTAL.
   6000    ACCOUNTS PAYABLE       PROCESSING PURCHASE ORDERS AND CHECKS. FEED CHARGED $15,00 IN TOTAL.
   3000    TRAFFIC                GET RATE QUOTES AND SET UP HAULERS.
   6000    HOPPER CARS            $3000 LEASE FEE ON 1 CAR FOR A YEAR; $3000 LABOR TO SWITCH CARS.
  15000    INGREDIENT PURCHASING  1/2 SALARY & BENEFIT COST OF CHERYL HAAS.
   8000    DIVISION ACCOUNTING    1/3 SALARY & BENEFIT COST OF RANDY SAVORY.
   8000    MISCELLANEOUS          TRAVEL COSTS, ETC.
   3000    MISCELLANEOUS

  65000    TOTAL ANDERSON G & A

              SELLING EXPENSES

  43000    SALESMAN COST          WAGES AND BENEFITS.
  18960    SALESMAN TRAVEL        FIXED AUTO - $3432; AUTO OPERATING - $3180; EXTRA AUTO
                                       DEPRECIATION- $960; TRAVEL EXP. - $7200; ENTERTAINMENT -
                                       $1200; TELEPHONE - $2220; MISCELLANEOUS - $768
   6720    SALES MGR. TRAVEL      8 TRIPS @ $840 PER TRIP.
   6800    COMMISSIONS            FOR HUBBARD FEED OPERATIONS SALESMEN. 1700 TONS AT AN
                                  AVERAGE COST OF $4.00 PER TON.
  10000    COMMISSIONS            FOR ANDERSONS FEED OPERATIONS SALESMEN ON PARTNERS PLUS. 2500
                                       TONS AT AN AVERAGE COST OF $4.00 PER TON.
   4800    CUSTOMER TRAVEL        TO ATTEND PLANT TOURS AND MEETINGS.

  90280    TOTAL SELLING EXPENSE

A. ANDERSON G & A COSTS - MAUMEE PLANT

  26995    WAGES & BENEFITS           1/5 BOB BEUNIG AND 1/2 OF DEE. DEE TO HANDLE COMPUTER ENTRIES AND SECRETARIAL.
   4200    TELEPHONE                  BILLS FOR PLANT EXTENSIONS.
   1500    COMPUTER                   $125 MONTHLY CHARGE FOR TERMINAL CONNECTED TO MANKATO FOR PROCESSING
   1200    AUTO OPERATING EXP.        CHARGE FOR MILEAGE ON PLANT ERRANDS.
   1200    GENERAL TRAVEL             TRAVEL EXPENSE FOR PLANT PERSONNEL.
   1200    POSTAGE                    COSTS FOR MAILING LAB SAMPLES TO MANKATO.
    720    SUPPLIES                   OPERATING SUPPLIES FOR PLANT OFFICE.
    720    UPS                        UPS CHARGES FOR SENDING CUSTOMER SAMPLES, ETC.
    600    SUPPLIES                   OFFICE SUPPLIES FOR PLANT OFFICE.
    600    REPAIRS                    REPAIRS OF TYPEWRITERS, COPY MACHINES, ETC. IN PLANT OFFICE
    600    MISCELLANEOUS              MISC. ITEMS FOR PLANT EMPLOYEES SUCH AS FLOWERS, CHRISTMAS PARTY, ETC.
    480    MEETINGS & CONVENTION      MEETINGS & SEMINARS FOR PLANT SUPERVISORS.
    240    DUES & SUBSCRIPTIONS       FOR ITEMS SENT TO THE PLANT.

  40255    TOTAL MAUMEE PLANT G & A

C. HUBBARD OFFICE G & A - OPERATING

    6900   WAGES & BENEFITS         1/4 COST OF PAUL HOLZHUETER, RICK BANISTER, SUE JOLLIFFE, MARJ JOHNSON, AND
                                         CHUCK GUMPEL; PLUS 1 CUSTOMER SERVICE REP. TO PROCESS ORDERS.
   16800   TRAVEL EXPENSES          ON INDIVIDUALS ABOVE EXCEPT FOR RICK BANISTER, WHOSE TRAVEL IS BUDGETED AS A
                                         SELLING EXPENSE. 24 TOTAL TRIPS AT AN AVERAGE COST OF $700 PER TRIP.
   12000   LAB FEES                 FOR TESTS ON FINISHED PET FOOD PRODUCTS AT MANKATO LAB.
    3000   RESEARCH EXPENSE         RESEARCH CONDUCTED AT OUTSIDE TESTING FACILITIES. 1/4 TOTAL ANNUAL COST.
    4800   TELEPHONE                INCOMING AND OUTGOING WATS LINES AT MANKATO FOR COMMUNICATION WITH CUSTOMERS,
                                         THE PLANT, BAG SUPPLIERS, ETC. 1/4 TOTAL ANNUAL COST OF PET FOOD.

  104600   TOTAL HUBBARD OFFICE
           OPERATING G & A

D. HUBBARD OFFICE G & A - ADMINISTRAT.

   12000   COMPUTER COSTS           FOR ORDER TRANSMISSIONS, PRICING CALCULATIONS, PRICING LETTERS, INVOICING,
                                         SALES REPORTS, AGED TRIALS, ETC.
    6000   PRINT SHOP               OFFICE SUPPLIES, PAPER, ADVERTISING PRODUCTION, MAIL SERVICE, MISC. PRINTING.
   12000   ACCOUNTING               ALL OFFICIAL ACCOUNTING FOR THE JOINT VENTURE; PREPARE MONTHLY STATEMENTS.
    3000   COMPANY AIRPLANE         ESTIMATE OF USEAGE FEE; WILL BE BASED ON ACTUAL USE.
   12000   ENGINEERING              COST OF SALARIES, BENEFITS, AND TRAVEL COSTS. BASED ON ACTUAL TIME WORKED.
     400   PERSONNEL DEPARTMENT          TIME SPENT ON JOINT VENTURE ITEMS. BASED ON ACTUAL TIME WORKED.

   45400   TOTAL HUBBARD OFFICE
           ADMINISTRATIVE G & A.

E. TOTAL JOINT VENTURE G & A

   65000   A. ANDERSONS G & A - NON-PLANT
   40255   B. ANDERSONS G & A - MAUMEE PLANT
  104600   C. HUBBARD OFFICE G & A - OPERATING
   45400   D. HUBBARD OFFICE G & A - ADMINISTRATIVE

  255255   TOTAL JOINT VENTURE G & A

                                                                       EXHIBIT 1


                            TERMS OF PURCHASE OPTION

            1. Property Covered. The following real and personal property is subject to the purchase option (the "Option") granted to Hubbard under the foregoing Statement of Understanding between Hubbard and Andersons (the "Statement of Understanding") relating to the joint venture described therein (the "Venture"):

            (a) All of the real estate and all improvements now or hereafter located thereon (including without limitation Andersons' interest in the feed mill warehouse purchased pursuant to paragraph 7 of the Statement of Understanding), situated in the City of Maumee, County of Lucas and State of Ohio, the location of which is marked by the shaded outline on Annex I attached hereto and made a part hereof, together with all existing railroad leases, rail sidings, easements and other rights over the property of others owned by Andersons and together with perpetual easements over property of Andersons needed to operate and maintain present rail, highway and utility services reasonably needed for the use and operation of the plants and facilities that are part of said property (the "Real Property");

            (b) All fixtures, machinery and equipment owned by Andersons used in Andersons' and the Venture's feed business (including Andersons' livestock feed business) except for any typewriters, adding machines, calculators and any mainline computer terminals not directly used in mixing and producing pet food, including, but without limiting the generality of the foregoing, all loading and unloading equipment, scales, dumps, bins, machinery, equipment, feed plant office furniture, materials handling equipment, spare parts, tools, motors and supplies; and

            (c) All plant books and records relating to production and shipment of Andersons' and the Venture's feeds and related items after January 1, 1984, feed formulas in current use, and the like, and Andersons' records and reports regarding DOL, FDA, OSHA, EPA and other governmental examinations and clearances in respect of Andersons' and the Venture's feed business.

Notwithstanding anything in the foregoing paragraphs, the accounts receivable, inventory and open purchase contracts of Andersons' and the Venture's feed business shall be excluded from the property sold to Hubbard pursuant to this Purchase Option. The Real Property and all personal property described in this paragraph 1 are sometimes hereinafter referred to collectively as the "Purchased Property".

            2. Exercise. The Option shall be exercisable from and after the date on which the Statement of Understanding is executed through and including the fifth anniversary date thereof, unless prior thereto the Venture has been terminated and dissolved, in which case the Option shall be exercisable through and including the date on which the business of the Venture has been dissolved and wound up. The Option shall be deemed fully exercised if written notice of election to purchase is delivered to Andersons in the manner specified for notices in the Statement of Understanding.

            3. Purchase Price. The purchase price of the Purchased Property shall be equal to the sum of (a) $1,000,000, plus (b) the original cost (including installation) of the equipment purchased by Andersons pursuant to paragraph 6 of the Statement of Understanding, plus (c) the book value (original cost less depreciation) of Andersons' interest in the feed mill warehouse built pursuant to paragraph 7 of the Statement of Understanding, plus (d) the book value (original cost less depreciation) of Andersons' interest in any Purchased Property that consists of equipment purchased jointly by Hubbard and Andersons pursuant to paragraph 14 of the Statement of Understanding. Hubbard shall receive a credit against the purchase price payable hereunder for the amount, if any, paid by Hubbard for a survey of the Purchased Property pursuant to paragraph 25 of the Statement of Understanding.

            4. Title Insurance, Survey, Lien Searches. Anderson shall, at its expense and as soon as practicable after Hubbard's exercise of the Option, furnish to Hubbard:

            (i) An unconditional commitment to insure title to the Real Property on ALTA Form B-1970 issued by a title insurance company acceptable to Hubbard in an amount equal to $1,000,000 plus the amount determined under subparagraph (c) in paragraph 3 above, containing such affirmative insurance as Hubbard may reasonably request relating to rights or interests connected with the operation of the business conducted on the Purchased Property (including, but hot limited to, easements), and deleting or limiting on a basis approved by Hubbard's legal counsel all exceptions to coverage relating to mechanics' liens, facts disclosed by survey and parties in possession, provided, however, (a) unless written objections are made to title within fifteen (15) days after Hubbard's receipt of such title commitment and the survey to be provided by Andersons pursuant to paragraph 4(ii) hereof, they shall be deemed waived, but if any objections are so made to the marketability of title, Hubbard shall be allowed such period as Hubbard by notice grants to Andersons, which shall not be less than sixty (60) nor more than one hundred twenty
      (120) days thereafter to make such title marketable and Andersons shall use best efforts to do so; (b) pending correction of title, the Closing Date shall be postponed if the same would occur prior to expiration of the time period allowed Andersons to correct title objections, and (c) Hubbard may waive in writing, either conditionally or absolutely, any or all title objections at any time and from time to time on or prior to the Closing Date. Hubbard shall also have the right to object to title from time to time after said fifteen (15) day period, if by subsequent endorsement said commitment is amended, subject to the provisions of clause (b) above. If the title objections are cured on or prior to the Closing (including as postponed pursuant to clause (b) above), the Closing shall occur as otherwise provided in this Agreement. In addition, Hubbard's obligations shall be contingent upon receipt of an endorsement to the title commitment at the Closing changing the effective date thereof to the date of the Closing, affirmatively insuring against changes in the status of title from the effective date to the date of recording the deed, and reflecting Hubbard as the fee owner of the Real Property and without any other change, except that the commitment may show any mortgage and collateral security documents that Hubbard may place against the Real Property as of the Closing. Andersons and Hubbard shall each be responsible for payment of one-half (1/2) of the premium for the policy issued pursuant to such commitment;

            (ii) A survey of the Real Property certified to Hubbard and its Lender, if any, and its assigns as of a current date covering such matters as Hubbard may reasonably require; and

            (iii) UCC and tax lien searches from the appropriate Secretaries of State that reflect that all Purchased Property that is personal property is free from all liens, claims and encumbrances, which searches shall be paid for by Hubbard.

            5. Closing. If the Option is exercised, the parties shall close the sale of the Purchased Property at a mutually agreed upon place (in Lucas County, Ohio) and time on such date as Hubbard shall specify upon not less than ten (10) days prior written notice to Andersons. At Closing, Andersons shall deliver to Hubbard, at Andersons' expense:

            (i) a warranty deed, subject only to such exceptions as are set forth in the commitment for title insurance provided pursuant to paragraph 4(i) hereof;

            (ii) a general conveyance or bill of sale or bills of sale and other good and sufficient instruments of transfer, assignment and conveyance transferring, assigning and conveying to Hubbard all of the assets included in the Purchased Property other than the Real Property, including such warranties of title as Hubbard may reasonably require; and

            (iii) full possession and right to possession to all of the Purchased Property and all of the books, records and other documents included in the Purchased Property.

The foregoing shall be delivered to Hubbard by Andersons in return for the purchase price payable by Hubbard, all of which shall be payable on the date of Closing in the form of a bank cashier's check.

            6. Proration. Taxes, assessments, utilities, city water and insurance shall be prorated as of the Closing.

            7. Noncompetition. Andersons covenants and agrees that as an entity it shall not, after the Closing Date, engage in or have any interest in (directly or indirectly, whether as principal, employee, agent, partner, stockholder of a corporation [except to the extent that Andersons beneficially owns in the aggregate not more than one percent (1%) of the value of the outstanding stock of the corporation] or otherwise), any person, firm, corporation, association, trust or other entity, directly or indirectly engaged in any aspect of the production of pet food.

            8. Miscellaneous. Hubbard shall be entitled to such representations and warranties from Andersons as are customary in connection with a purchase and sale of assets; provided, however, that all Purchased Property will be sold to Hubbard on an "as is" basis. Hubbard shall not, in connection with the purchase of the Purchased Property, assume any liability or obligation of Andersons except as expressly otherwise mutually agreed by the parties. Hubbard may, in its sole discretion, offer employment to employees of Andersons, but such employment shall be on terms and conditions established by Hubbard, and Andersons shall be solely responsible for any termination obligations of any kind whatsoever with respect to the personnel in Andersons' feed business whether or not any of such personnel are employed by Hubbard following termination of their employment by Andersons.

            So long as Andersons or its assigns continue to operate the grain operation adjoining the Real Property, Andersons will move cars to and from the Real Property over its tracks substantially as at present. The use by Hubbard of Andersons' tracks shall be non-exclusive and subject to all applicable rules of the railroad and no reasonable requirements set by Andersons or its assigns for contribution by Hubbard to the maintenance of tracks used by Hubbard. Further, if Hubbard exercises its option to purchase, Hubbard agrees to indemnify and hold harmless Andersons for any damages arising out of Hubbard's use of Andersons' tracks from and after the date of the closing of such purchase.

                                                                             NEW
                                                                         ANNEX I

               [DIAGRAM OF UNDERGROUND WATER AND SPRINKLER MAIN]

            Note: This property line along the tracks outlined in red will be drawn from the centerline of the track toward the feed mill for a distance that equals required railroad minimum clearances and does not extend beyond any property not presently owned by Andersons.